Exhibit 99.1

CoreSite Reports Fourth-Quarter Financial Results Reflecting
Revenue Growth of 22% Year over Year

Full-year 2016 operating revenues grew 20% to $400 million

DENVER, CO – February 9, 2017 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the fourth quarter ended December 31, 2016.

Quarterly Highlights

•	Reported fourth-quarter total operating revenues of $110.5 million, representing a 21.5% increase year over year
•	Reported fourth-quarter net income per diluted share of $0.44, representing 37.5% growth year over year
•	Reported fourth-quarter funds from operations (“FFO”) of $1.06 per diluted share and unit, representing 32.5% growth year over year
•	Executed 127 new and expansion data center leases comprising 35,037 net rentable square feet (NRSF), representing $7.4 million of annualized GAAP rent at an average rate of $212 per square foot
•

Commenced a record 189,050 NRSF of new and expansion leases representing $34.9 million of annualized GAAP rent at an average rate of $185 per square foot, which includes commenced leases at CoreSite’s recently opened SV7 data center in Santa Clara

•	Realized rent growth on signed renewals of 2.9% on a cash basis and 5.5% on a GAAP basis and recorded rental churn of 1.9% in the fourth quarter
•

On November 10, 2016, CoreSite closed on its acquisition of a 21.75-acre light industrial / flex office park to expand its Reston, Virginia data center campus. CoreSite estimates it can build approximately 611,000 NRSF of incremental data center capacity across multiple phases; 178,712 NRSF and 48,928 NRSF is currently operating office and light-industrial space and powered shell data center space, respectively

“We finished 2016 very strongly, reporting record levels of operating revenues, FFO per share, and cash flow, while continuing to grow and expand,” said Paul Szurek, CoreSite’s Chief Executive Officer. “We executed new and expansion leases totaling $49 million in annualized GAAP rent during 2016, with strength in all three of our key verticals of network service providers, cloud providers and enterprises. This success further strengthens our already thriving customer communities that rely on our high-performance, cloud-enabled, network-dense, highly interconnected colocation solutions.”

Financial Results

CoreSite reported net income attributable to common shares of $14.9 million, or $0.44 per diluted share, for the three months ended December 31, 2016, compared to $9.3 million, or $0.32 per diluted share for the three months ended December 31, 2015, an increase of 37.5%. On a sequential-quarter basis, net income attributable to common shares increased 22.2%.

CoreSite reported FFO per diluted share and unit of $1.06 for the three months ended December 31, 2016, an increase of 32.5% compared to $0.80 per diluted share and unit for the three months ended December 31, 2015. On a sequential-quarter basis, FFO per diluted share and unit increased 17.8%.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Total operating revenues for the three months ended December 31, 2016, were $110.5 million, a 21.5% increase year over year and an increase of 9.1% on a sequential-quarter basis.

For the year ended December 31, 2016, CoreSite reported net income attributable to common shares of $50.4 million, or $1.54 per diluted share, an increase of 49.5% compared to $26.4 million, or $1.03 per diluted share, in 2015. CoreSite reported FFO per diluted share and unit of $3.71 for 2016, an increase of 29.7% compared to $2.86 per diluted share and unit in 2015. Total operating revenues were $400.4 million, a 20.1% increase year over year.

Sales Activity

CoreSite executed 127 new and expansion data center leases representing $7.4 million of annualized GAAP rent during the fourth quarter, comprised of 35,037 NRSF at a weighted-average GAAP rental rate of $212 per NRSF. The fourth-quarter leasing activity brought the 2016 annual total to 579 new and expansion leases, representing $48.8 million of annualized GAAP rent, the strongest leasing year in CoreSite’s history.

CoreSite’s fourth-quarter data center lease commencements totaled 189,050 NRSF at a weighted average GAAP rental rate of $185 per NRSF, which represents $34.9 million of annualized GAAP rent. Fourth-quarter commencements include leases at CoreSite’s recently opened SV7 data center on its Santa Clara campus, which account for 81% of the annualized GAAP rent that commenced.

CoreSite’s renewal leases signed in the fourth quarter totaled $9.5 million in annualized GAAP rent, comprised of 51,775 NRSF at a weighted-average GAAP rental rate of $183 per NRSF, reflecting a 2.9% increase in rent on a cash basis and a 5.5% increase on a GAAP basis. The fourth-quarter rental churn rate was 1.9%.

Acquisition and Development Activity

Reston – On November 10, 2016, CoreSite closed on its acquisition of a 21.75-acre light-industrial / flex office park to expand its Reston, Virginia data center campus. CoreSite estimates it can build approximately 611,000 NRSF of incremental data center capacity across multiple phases.  At this time, 178,712 NRSF and 48,928 NRSF is currently operating office and light-industrial space and powered shell data center space, respectively. CoreSite expects to invest $450 million - $550 million to build out the incremental 611,000 NRSF of data center space across multiple phases with new buildings and as existing light-industrial / flex office leases expire and customers vacate.

During the fourth quarter of 2016, CoreSite’s development activity consisted of the following.

Santa Clara – CoreSite placed into service 226,911 square feet of turn-key data center capacity at SV7 and opened the facility at 62% leased, a record level for a new ground-up multi-tenant data center development. The building is comprised of three floors, two of which are 100% leased and occupied, and included in CoreSite’s stabilized operating NRSF. The third floor, comprising 76,885 square feet, is 27.0% leased as of December 31, 2016, and is included in CoreSite’s pre-stabilized pool, bringing the total leased percentage of the facility to 75.3% at the end of the fourth quarter.

Boston – CoreSite commenced construction on 13,735 square feet of turn-key data center capacity at BO1. CoreSite expects to complete construction of this expansion in the third quarter of 2017, at a cost of $7.8 million.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Denver – CoreSite had 8,276 square feet of turn-key data center capacity under construction at DE1. As of December 31, 2016, CoreSite had incurred $6.0 million of the estimated $12.5 million required to complete this expansion and expects to complete construction in the second quarter of 2017.

Los Angeles – At LA2, CoreSite had 4,726 square feet of turn-key data center capacity under construction, which is 100% pre-leased. As of December 31, 2016, CoreSite had incurred $1.7 million of the estimated $2.0 million required to complete this project and expects to complete construction in the first quarter of 2017.

Balance Sheet and Liquidity

As of December 31, 2016, CoreSite had net principal debt outstanding of $689.6 million, correlating to 2.8 times fourth-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $804.6 million, correlating to 3.3 times fourth-quarter annualized adjusted EBITDA.

At December 31, 2016, CoreSite had $4.4 million of cash available on its balance sheet and $151.5 million of borrowing capacity available under its revolving credit facility.

Dividend

On December 1, 2016, CoreSite announced a 51% increase in its quarterly dividend to $0.80 per share of common stock and common stock equivalents for the fourth quarter of 2016. The increased dividend reflects an annualized dividend rate of $3.20 per share, compared to the prior annualized dividend rate of $2.12 per share. The fourth-quarter common stock dividend was paid on January 17, 2017, to shareholders of record on December 30, 2016.

CoreSite also announced on December 1, 2016, a dividend of $0.4531 per share of Series A preferred stock for the period October 18, 2016, to January 16, 2017. The preferred dividend was paid on January 17, 2017, to shareholders of record on December 30, 2016.

2017 Guidance

CoreSite is introducing its 2017 guidance of net income attributable to common shares in the range of $1.65 to $1.75 per diluted share. In addition, the company’s guidance of FFO per diluted share and unit is a range of $4.25 to $4.35, with the difference between net income and FFO being real estate depreciation and amortization. More detail regarding the assumptions underpinning the 2017 annual guidance can be found on page 23 of the fourth-quarter 2016 earnings supplemental.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in Citi’s 2017 Global Property CEO Conference on March 6, 2017, at The Diplomat Resort & Spa in Hollywood, Florida.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Conference Call Details

CoreSite will host a conference call on February 9, 2017, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until February 23, 2017, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13652426.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,000 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 400+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Media/Public Relations

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All

© 2017, CoreSite, L.L.C. All Rights Reserved.

forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets
(in thousands)

	December 31, 2016	December 31, 2015
Assets:
Investments in real estate:
Land	$100,258	$74,819
Buildings and improvements	1,472,580	1,037,127
	1,572,838	1,111,946
Less: Accumulated depreciation and amortization	(369,303)	(284,219)
Net investment in operating properties	1,203,535	827,727
Construction in progress	70,738	183,189
Net investments in real estate	1,274,273	1,010,916
Cash and cash equivalents	4,429	6,854
Accounts and other receivables, net	25,125	12,235
Lease intangibles, net	9,913	4,714
Goodwill	41,191	41,191
Other assets, net	96,372	86,633
Total assets	$1,451,303	$1,162,543

Liabilities and equity:
Liabilities
Debt, net	$690,450	$391,007
Accounts payable and accrued expenses	72,519	75,783
Accrued dividends and distributions	41,849	28,104
Deferred rent payable	7,694	7,934
Acquired below-market lease contracts, net	4,292	4,693
Unearned revenue, prepaid rent and other liabilities	37,413	28,717
Total liabilities	854,217	536,238

Stockholders' equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	334	301
Additional paid-in capital	438,531	390,200
Accumulated other comprehensive loss	(101)	(493)
Distributions in excess of net income	(118,038)	(88,891)
Total stockholders' equity	435,726	416,117
Noncontrolling interests	161,360	210,188
Total equity	597,086	626,305
Total liabilities and equity	$1,451,303	$1,162,543

© 2017, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating revenues:
Data center revenue:
Rental revenue	$61,106	$54,219	$50,018	$218,060	$183,300
Power revenue	30,722	28,844	24,713	111,541	89,495
Interconnection revenue	13,984	13,374	12,024	53,077	44,234
Tenant reimbursement and other	2,104	2,826	2,246	9,086	8,295
Total data center revenue	107,916	99,263	89,001	391,764	325,324
Office, light-industrial and other revenue	2,592	2,011	1,918	8,588	7,968
Total operating revenues	110,508	101,274	90,919	400,352	333,292

Operating expenses:
Property operating and maintenance	28,690	28,283	23,840	107,212	89,805
Real estate taxes and insurance	4,591	3,524	3,723	14,250	12,144
Depreciation and amortization	30,674	26,981	24,493	108,652	95,702
Sales and marketing	4,308	4,465	4,117	17,495	15,930
General and administrative	8,399	9,432	9,718	35,369	34,179
Rent	5,913	5,967	5,385	22,631	21,075
Impairment of internal-use software	—	—	322	—	322
Transaction costs	—	117	—	126	51
Total operating expenses	82,575	78,769	71,598	305,735	269,208
Operating income	27,933	22,505	19,321	94,617	64,084
Gain on real estate disposal	—	—	—	—	36
Interest income	—	34	1	35	6
Interest expense	(4,698)	(3,222)	(1,921)	(12,612)	(7,104)
Income before income taxes	23,235	19,317	17,401	82,040	57,022
Income tax benefit (expense)	(74)	2	(14)	(119)	(163)
Net income	23,161	19,319	17,387	81,921	56,859
Net income attributable to noncontrolling interests	6,181	5,055	5,960	23,212	22,153
Net income attributable to CoreSite Realty Corporation	16,980	14,264	11,427	58,709	34,706
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(8,338)	(8,338)
Net income attributable to common shares	$14,895	$12,180	$9,342	$50,371	$26,368

Net income per share attributable to common shares:
Basic	$0.45	$0.36	$0.32	$1.56	$1.05
Diluted	$0.44	$0.36	$0.32	$1.54	$1.03

Weighted average common shares outstanding:
Basic	33,431,318	33,425,762	28,747,900	32,289,414	25,218,500
Diluted	33,859,539	33,912,155	29,183,879	32,732,059	25,706,568

© 2017, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO
(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$23,161	$19,319	$17,387	$81,921	$56,859
Real estate depreciation and amortization	29,354	25,533	22,873	103,136	87,287
Gain on real estate disposal	—	—	—	—	(36)
FFO	$52,515	$44,852	$40,260	$185,057	$144,110
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(8,338)	(8,338)
FFO available to common shareholders and OP unit holders	$50,430	$42,768	$38,175	$176,719	$135,772

Weighted average common shares outstanding - diluted	33,860	33,912	29,184	32,732	25,707
Weighted average OP units outstanding - diluted	13,851	13,851	18,295	14,943	21,694
Total weighted average shares and units outstanding - diluted	47,711	47,763	47,479	47,675	47,401

FFO per common share and OP unit - diluted	$1.06	$0.90	$0.80	$3.71	$2.86

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
(in thousands)

	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$23,161	$19,319	$17,387	$81,921	$56,859
Adjustments:
Interest expense, net of interest income	4,698	3,188	1,920	12,577	7,098
Income taxes	74	(2)	14	119	163
Depreciation and amortization	30,674	26,981	24,493	108,652	95,702
EBITDA	$58,607	$49,486	$43,814	$203,269	$159,822
Non-cash compensation	2,018	2,470	1,809	8,892	7,114
Gain on real estate disposal	—	—	—	—	(36)
Transaction costs / litigation	—	158	1,750	187	2,681
Adjusted EBITDA	$60,625	$52,114	$47,695	$212,348	$169,903

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2017, CoreSite, L.L.C. All Rights Reserved.